Exhibit 4.5

JOINDER TO THIRD AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

February 16, 2016

Reference is made to the Third Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated as of December 31, 2015 by and among Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), the WCP Investors, the Bain Investors, the Other Investors and the Advent Investors. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Registration Rights Agreement.

WHEREAS, each of Advent Therapy (Cayman) Limited and Advent Miro (Cayman) Limited (each an “Advent Party” and, together, the “Advent Parties”) is acquiring shares of Common Stock of the Company in connection with the consummation of the Priory Acquisition; and;

WHEREAS, each of the Advent Parties wishes to become a party to the Registration Rights Agreement and to become an “Advent Investor” in accordance with Section 12E thereof.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Joinder to the Registration Rights Agreement. Each Advent Party hereby agrees to become bound by the terms, conditions and other provisions of the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as an Advent Investor therein and as if such party executed the Registration Rights Agreement on the date thereof.

2. Schedule of Advent Investors. The Schedule of Advent Investors set forth in the Registration Rights Agreement is hereby amended and restated in its entirety as set forth in the Schedule of Advent Investors attached to this letter agreement.

3. Severability. Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this letter agreement in such jurisdiction or any provisions of this letter agreement in any other jurisdiction.

4. Counterparts. This letter agreement and any amendments hereto or thereto, to the extent signed and delivered in counterparts (any one of which need not contain the signatures of more than one party hereto or thereto, but all such counterparts together shall constitute one and the same letter agreement) by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or thereto, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto or thereto. No party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract, and each such party forever waives any such defense.

5. Descriptive Headings; Interpretation. The headings and captions used in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

6. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed on their behalf this letter agreement as of the date first written above.

THE COMPANY:

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed on their behalf this letter agreement as of the date first written above.

ADVENT THERAPY (CAYMAN) LIMITED:

By:	/s/ Michael J. Ristaino
Name:	Michael J. Ristaino
Title:	Director

ADVENT MIRO (CAYMAN) LIMITED:

By:	/s/ Michael J. Ristaino
Name:	Michael J. Ristaino
Title:	Director

SCHEDULE OF ADVENT INVESTORS

Advent Therapy (Luxembourg) S.A R.L.

Advent Miro Luxembourg Holding S.A R.L.

Advent Miro Luxembourg Finance S.A R.L.

Advent Therapy (Luxembourg) Finance S.A R.L.

Advent Therapy (Cayman) Limited

Advent Miro (Cayman) Limited

Notice address for the

Advent Investors:

Advent International plc

111 Buckingham Palace Road

London SW1W 0SR

United Kingdom

Attention: Simon Powell